Exhibit 99.1

Contact:

Matt Selinger, Partner

Genesis Select Corporation

(303) 415-0200

PC MALL REPORTS THIRD QUARTER 2012 RESULTS

Third Quarter Highlights (2012 compared to 2011):

•                  Q3 net sales decreased $2.9 million, or 1%, to $364.6 million

•                  Q3 gross profit decreased $1.8 million to $48.4 million

•                  Q3 gross profit margin decreased to 13.3% from 13.7%

•                  Q3 EBITDA increased 10% to $7.1 million and increased 22% to $7.8 million excluding severance and restructuring related costs

•                  Q3 operating profit increased $0.1 million to $4.0 million

•                 Diluted earnings per share (EPS) increased 7% to $0.15; adjusted EPS was $0.20 excluding severance and restructuring related costs

•                 We repurchased 70,104 shares of our common stock in Q3 2012 at an average price of $5.96

•                  We today formally announced that we will change our name to PCM, Inc. and our ticker symbol to PCMI effective January 1, 2013

El Segundo, California — November 8, 2012 — PC Mall, Inc. (NASDAQ:MALL), a leading technology solutions provider, today reported financial results for the third quarter of 2012. Consolidated net sales for Q3 2012 were $364.6 million, a decrease of $2.9 million from $367.5 million in Q3 2011, and was impacted by a $6.3 million decrease in sales to promotional companies under a vendor program change in Q4 2011 by a large vendor. Excluding the effect of this program change, our sales grew $3.4 million, or 1% compared to Q3 2011. Consolidated gross profit for Q3 2012 decreased $1.8 million to $48.4 million from $50.2 million in Q3 2011. Consolidated gross profit margin was 13.3% in Q3 2012 compared to 13.7% in Q3 2011. EBITDA (as defined below), which includes $0.7 million of severance and restructuring related costs for Q3 2012, increased $0.7 million to $7.1 million from $6.4 million in Q3 2011. Consolidated operating profit for Q3 2012, which includes $1.0 million of severance and restructuring related costs, increased $0.1 million to $4.0 million compared to $3.9 million for Q3 2011. Consolidated net income, which includes $0.6 million, net of tax, of severance and restructuring related costs, remained flat at $1.8 million for Q3 2012 compared to Q3 2011. Diluted EPS for Q3 2012 was $0.15 compared to diluted EPS of $0.14 for Q3 2011. Excluding severance and restructuring related costs, adjusted EPS was $0.20.

Commenting on the Company’s third quarter results, Frank Khulusi, Chairman, President and CEO of PC Mall, Inc. said, “I am pleased that despite a demand environment that was not as robust as expected, we were able to grow our sales over last year, net of the impact a vendor program change had on our results. Continuing economic uncertainties led customers to defer or scale back their spending on IT, but our teams did a tremendous job being attentive to our customers’ needs, and continued to focus on our growing services and solutions business while building long term relationships with customers by helping them to optimize their IT environments. Our services revenues grew 11% year over year, a reflection of customers increasingly embracing outsourcing and our own success in bringing these solutions to our customers. While we do not think this slow-down in IT spending is permanent, we do expect that it will continue for at least the next two quarters, and have continued reducing our fixed cost structure. In the third quarter, we took actions we expect will result in $3.9 million of annualized cost savings, bringing the total actions we have taken this year to $7.3 million of expected annualized cost savings. We currently expect to take further actions in the fourth quarter that will result in at least $1.3 million of additional expected annualized cost savings. We also believe that our cost structure will benefit from the unification of our commercial brands, which is discussed below. Our EBITDA, net of restructuring costs, was $7.8 million in Q3, and for the 9 months ended September 30 our EBITDA net of restructuring costs totaled approximately $18.8 million. We intend to continue to reduce our overall cost structure, while we make selective investments in our services capabilities, people and technologies.”

Khulusi concluded, “Based upon the current demand environment, we expect that in Q4 we will see modest growth in revenues, gross profit and EBITDA sequentially over Q3. Looking ahead into 2013, our current goal is to grow at faster than market growth rates, and while we may see some degradation in gross margin % as a result of a large contract win in the Federal Government space, our current goal is to grow our overall EBITDA margin (excluding severance and restructuring costs) on a year over year basis.”

Strategic Developments

Effective January 1, 2013, the Company will change the corporate name of PC Mall to PCM, Inc. and combine its primary commercial subsidiaries PC Mall Sales, Inc., Sarcom, Inc. and PC Mall Services, Inc. into a single subsidiary. The combined subsidiary will operate under the unified commercial brand PCM and will generally include our SMB, MME and portions of our Corporate & Other segments. Additionally, in connection with the rebranding, our PC Mall Gov, Inc. subsidiary will change its name to PCMG, Inc. and will operate under the brand PCM-G. Coincident with the corporate name change, the Company intends to change its ticker symbol on the NASDAQ Global Market to PCMI. The Company is working with customers and partners to effectuate the changes to ensure a seamless transition.

Commenting on the Company’s reorganization and rebranding initiative, Khulusi said, “Over the past several years, our company has grown into approximately a $1.5 billion enterprise in part through our acquisition and internal cultivation of different brands. We have historically differentiated those brands primarily based on the identity of the customers they serve. After careful examination of the trends taking shape in the markets we serve, we have determined that going forward, our commercial customers can benefit from a more unified and streamlined brand strategy. We are reorganizing and unifying these brands to effect what we believe are substantial cost synergies, on both the top line and from an operating leverage perspective. We are very excited about the expected impact these changes will have on our current and prospective customers, employees and partners. For instance, we will now be able to build brand equity in a combined commercial business by investing and developing equity in a single name. Advertising and marketing campaigns will be simplified and, we believe, more impactful as we more effectively communicate and deliver our capabilities. In addition, as our systems upgrades continue, we plan to consolidate additional functions onto one platform, which we believe will lead to additional cost savings opportunities.” Khulusi concluded, “We are proud of our accomplishments over our 25 year history, and we are very excited about the opportunities that will be available to us under this more unified structure. We believe the benefits associated with these efforts can have a significant and positive impact on our customers, employees, partners and shareholders, and will provide a brand that better represents the value-added technology solutions provider we are today.”

Segment Results

MME

Q3 2012 net sales for our MME segment were $137.1 million compared to $136.4 million in Q3 2011, an increase of $0.7 million, or 1%. This increase was primarily due to an 11% increase in sales of services, primarily driven by increased project consulting services, partially offset by a 2% decrease in net sales of products in Q3 2012 compared to Q3 2011. The decrease in product sales was primarily due a softening demand environment due to customers delaying or reducing investments in Q3 2012. As a result, in Q3 2012, sales of services increased to 21% of MME segment sales from 19% of sales in Q3 2011.

MME gross profit decreased by $0.6 million, or 3%, to $20.7 million in Q3 2012 compared to $21.3 million in Q3 2011, and MME gross profit margin decreased to 15.1% in Q3 2012 compared to 15.6% in Q3 2011. The decrease in MME gross profit and gross profit margin was primarily due to a $0.6 million, or 42 basis point, decrease in vendor consideration as a percentage of sales. The decrease in vendor consideration as a percentage of sales was due to lower demand for certain product categories as compared to Q3 2011.

MME operating profit remained flat at $7.4 million in Q3 2012 and Q3 2011. MME operating profit was affected by the decrease in MME gross profit discussed above, primarily offset by a decrease in personnel costs of $0.7 million, which was mainly related to a decrease in variable compensation costs.

SMB

Q3 2012 net sales for our SMB segment were $118.6 million compared to $119.8 million in Q3 2011, a decrease of $1.2 million, or 1%. This decrease was primarily due to a $7.2 million decline in sales to promotional companies as a result of the program change discussed above, partially offset by a $6.0 million, or 6%, increase in sales to customers outside that program. As we indicated previously, we expect the effects of this program change to continue to impact year over year comparisons for the remainder of 2012. In Q3 and Q4 2011, sales under this program were approximately $12.7 million and $8.8 million, respectively.

Q3 2012 SMB gross profit was $16.4 million compared to $16.5 million in Q3 2011, a decrease of $0.1 million. SMB gross profit margin remained flat at 13.8% in Q3 2012 compared to Q3 2011.

Q3 2012 SMB operating profit decreased by $0.3 million, or 4%, to $9.1 million compared to $9.4 million in Q3 2011. This decrease resulted primarily from an increase in personnel costs of $0.2 million and the decrease in SMB gross profit discussed above.

Public Sector

Q3 2012 net sales for our Public Sector segment were $57.0 million compared to $59.5 million in Q3 2011, a decrease of $2.5 million, or 4%. This decrease in Public Sector net sales was due to a $2.2 million, or 7%, decrease in our federal government business.  Our state and local government and educational institutions (SLED) business remained relatively flat in Q3 2012 compared to Q3 2011.

Public Sector gross profit decreased by $0.5 million, or 8%, to $5.3 million in Q3 2012 compared to $5.8 million in Q3 2011. Public Sector gross profit margin decreased to 9.4% in Q2 2012 compared to 9.8% in Q2 2011. The decrease in Public Sector gross profit and gross profit margin was primarily due to the decrease in sales and product mix.

Public Sector operating profit increased by $0.3 million, or 24%, to $1.9 million in Q3 2012 compared to $1.6 million in Q3 2011. The increase in Public Sector operating profit was primarily due to a $0.7 million decrease in personnel costs, partially offset by a decrease in Public Sector gross profit as discussed above.

MacMall/OnSale

Q3 2012 net sales for our MacMall/OnSale segment were $51.9 million compared to $52.4 million in Q3 2011, a decrease of $0.5 million, or 1%. The decrease in MacMall/OnSale net sales was primarily due to soft demand resulting from market anticipation of major product releases which did not occur until Q4 2012, as compared to new product releases in the prior year which occurred in Q3 2011.

MacMall/OnSale gross profit decreased by $0.7 million, or 11%, to $5.9 million in Q3 2012 compared to $6.6 million in Q3 2011. MacMall/OnSale gross profit margin decreased to 11.3% in Q3 2012 compared to 12.6% in Q3 2011, but was up sequentially from 11.2% in Q2 2012. The decrease in MacMall/OnSale gross profit and gross profit margin in Q3 2012 over the prior year was primarily due to the significant sales of HP Touchpads in Q3 2011, which resulted from an extraordinary market-wide price reduction of these tablets when HP announced its exit from the category.

MacMall/OnSale operating profit increased by $0.4 million to $0.8 million in Q3 2012 compared to $0.4 million in Q3 2011. This increase in MacMall/OnSale operating profit was primarily due to a decrease in personnel costs of $0.7 million and small improvements in a number of components of selling, general and administrative expenses, partially offset by a decrease in MacMall/OnSale gross profit discussed above.

Corporate & Other

Corporate & Other operating expenses includes corporate related expenses such as legal, accounting, information technology, product management and certain professional and pre-sales support services and other administrative costs that are not otherwise included in our reportable operating segments. Q3 2012 Corporate & Other operating expenses increased by $0.3 million, or 2%, to $15.2 million from $14.9 million in Q3 2011. The increase in Q3 2012 was primarily related to a $0.6 million increase in employee severance costs associated with our restructuring efforts and a $0.3 million increase in depreciation expense associated with the completed portions of our on-going systems upgrades, partially offset by a $0.4 million decrease in litigation costs.

Consolidated Balance Sheet

Accounts receivable at September 30, 2012 was $199.2 million and decreased by $8.8 million from December 31, 2011. Inventory at September 30, 2012 was $65.6 million and decreased $13.9 million from December 31, 2011, primarily reflecting a sell-through of seasonal purchases made in late 2011. Accounts payable at September 30, 2012 was $117.3 million and decreased by $5.2 million from December 31, 2011. Capital expenditures during the nine months ended September 30, 2012 were $6.8 million compared to capital expenditures of $21.9 million during the nine months ended September 30, 2011, with the decrease primarily due to the purchase in Q1 2011 of our new headquarters building for $9.6 million. Outstanding borrowings under our line of credit decreased by $31.0 million to $60.8 million at September 30, 2012 compared to December 31, 2011. Working capital increased by $10.9 million as of September 30, 2012 compared to December 31, 2011.

Selected Segment Information

Selected information for our reportable operating segments is as follows (in thousands, except headcount data):

	Three Months Ended September 30, 2012			Three Months Ended September 30, 2011
	Net Sales	Gross Profit	Operating Profit (Loss)	Net Sales	Gross Profit	Operating Profit (Loss)
MME	$137,069	$20,687	$7,437	$136,447	$21,269	$7,353
SMB	118,633	16,374	9,062	119,840	16,481	9,417
Public Sector	56,981	5,342	1,943	59,463	5,807	1,564
MacMall/OnSale	51,903	5,887	765	52,441	6,583	400
Corporate & Other	(3)	102	(15,214)	(644)	61	(14,883)
Total	$364,583	$48,392	$3,993	$367,547	$50,201	$3,851

	Nine Months Ended September 30, 2012			Nine Months Ended September 30, 2011
	Net Sales	Gross Profit	Operating Profit (Loss)	Net Sales	Gross Profit (Loss)	Operating Profit (Loss)
MME	$423,450	$62,349	$21,871	$375,580	$59,114	$20,209
SMB	351,793	49,952	28,002	389,848	50,236	27,606
Public Sector	130,857	12,799	1,739	132,544	12,360	1,261
MacMall/OnSale	163,456	18,450	1,838	168,787	18,700	999
Corporate & Other	(34)	120	(45,903)	(1,364)	(354)	(41,728)
Total	$1,069,522	$143,670	$7,547	$1,065,395	$140,056	$8,347

Average Account Executive	Three Months Ended September 30,
Headcount By Segment(1):	2012	2011
SMB	375	377
MME	108	111
Public Sector	114	129
MacMall/OnSale	142	150
Total	739	767

(1)    Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.

	Three Months Ended September 30,		Y/Y Sales
Product Sales Mix(1):	2012	2011	Growth
Software	17%	17%	2%
Notebooks	17	15	17
Desktops	9	10	(13)
Delivered services	8	7	11
Networking	7	7	—
Tablets	6	6	13
Displays	5	5	2
Storage	5	5	(2)
Servers	3	4	(13)
Manufacturer service/warranty	4	4	10
Accessories	3	3	22
Input devices	3	2	39
All other (2)	13	15	(19)
Total	100%	100%

(1)    Derived from gross billed sales as currently reflected by our systems.

(2)    All other includes power, printers, supplies, consumer electronics, memory, iPod/MP3 and miscellaneous other items.

Non-GAAP Measure

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA) and non-GAAP EPS (adjusted EPS), which are financial measures that are not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. Adjusted EPS removes the effect of restructuring expenses related to our rebranding initiative. EBITDA and adjusted EPS should be used in conjunction with other GAAP financial measures and are not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that these non-GAAP financial measures allow a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on November 8, 2012 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss third quarter results. To listen to PC Mall management’s discussion of its third quarter results live, access www.pcmall.com/investor.

The archived webcast can be accessed at www.pcmall.com/investor under “Calendar of Events.” A replay of the conference call by phone will be available from 6:30 p.m. ET on November 8, 2012 until November 15, 2012 and can be accessed by calling: (888) 286-8010 and inputting pass code 79924296.

About PC Mall, Inc.

PC Mall, Inc., through its wholly-owned subsidiaries, is a leading technology solutions provider to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers. Our brands include: PC Mall, PC Mall Gov, Sarcom, MacMall, Abreon, NSPI, eCost and OnSale. In the twelve months ended September 30, 2012, we generated approximately $1.5 billion in revenue and now have approximately 2,900 employees, over 68% of which are in sales or service positions. For more information please visit pcmall.com/investor or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including, but not limited to statements related to strategic developments such as statements related to slowdown in IT spending, expected cost savings and overall cost structure, selective investments in our services capabilities, our positioning in the marketplace and for the future success of our business, our reorganization, brand strategy and related potential benefits, our IT systems upgrade and integration and related benefits, or other statements or expectations or goals for sales growth, gross profit, operating leverage or EBITDA. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation risks and uncertainties related to the following: our IT infrastructure; the relationship between the number of our account executives and productivity; our ability to attract and retain key employees; our ability to receive expected returns on strategic investments including without limit investments in expanded business models; decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; availability of key vendor incentives and other vendor assistance; possible discontinuance of IT licenses used to operate our business which are provided by vendors; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of the our pricing strategy on our operating results; our ability to identify suitable acquisition targets, to complete acquisitions of identified targets (including the challenges and costs of closing the transaction), and our ability to integrate companies we may acquire and our ability to achieve synergies expected from such acquisitions; the impact of acquisitions on relationships with key customers and vendors; potential decreases in sales related to changes in our vendors products; the potential lack of availability of government funding applicable to our PC Mall Gov contracts; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; business and other conditions in the Asia Pacific region  and the related effects on our Philippines operations; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses, and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; shifts in market demand or price erosion of owned inventory; risks related to foreign currency fluctuations; warranties and indemnities we may be required to provide to third parties through our commercial contracts; data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part II of our Form 10-Q for the period ended June 30, 2012, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

PC MALL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net sales	$364,583	$367,547	$1,069,522	$1,065,395
Cost of goods sold	316,191	317,346	925,852	925,339
Gross profit	48,392	50,201	143,670	140,056
Selling, general and administrative expenses	44,331	46,350	136,230	132,509
Revaluation of earnout liability	68	—	(107)	(800)
Operating profit	3,993	3,851	7,547	8,347
Interest expense, net	967	823	2,807	2,381
Income before income taxes	3,026	3,028	4,740	5,966
Income tax expense	1,213	1,266	1,966	2,441
Net income	$1,813	$1,762	$2,774	$3,525

Basic and Diluted Earnings Per Common Share
Basic	$0.15	$0.14	$0.23	$0.29
Diluted	0.15	0.14	0.23	0.28

Weighted average number of common shares outstanding:
Basic	12,039	12,249	12,024	12,295
Diluted	12,177	12,442	12,205	12,600

PC MALL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

CONSOLIDATED OPERATING PROFIT AND DILUTED EPS

		Three Months Ended September 30,		Nine Months Ended September 30,
		2012	2011	2012	2011

	EBITDA(a):
	Consolidated operating profit	$3,993	$3,851	$7,547	$8,347
Add:	Consolidated depreciation expense	2,361	2,028	7,130	5,567
	Consolidated amortization expense	755	558	2,288	1,638
	EBITDA	$7,109	$6,437	$16,965	$15,552

	Net income:
	Consolidated income before income taxes	$3,026	$3,028	$4,740	$5,966
	Less: Income tax expense	(1,213)	(1,266)	(1,966)	(2,441)
	Consolidated net income	$1,813	$1,762	$2,774	$3,525

	Consolidated income before income taxes	$3,026	$3,028	$4,740	$5,966
	Add: Severance & restructuring related costs (b)	964	—	2,502	—
	Adjusted income before income taxes	3,990	3,028	7,242	5,966
	Less: Adjusted income tax expense	(1,571)	(1,266)	(2,894)	(2,441)
	Non-GAAP net income	$2,419	$1,762	$4,348	$3,525

	Diluted earnings per share:
	GAAP diluted EPS	$0.15	$0.14	$0.23	$0.28
	Non-GAAP diluted EPS	0.20	0.14	0.36	0.28
	Diluted weighted average number of common shares outstanding	12,177	12,442	12,205	12,600

(a)         EBITDA — earnings before interest, taxes, depreciation and amortization.

(b)         Relates to severance and restructuring related costs in connection with our 2012 rebranding and cost savings initiatives.

PC MALL, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	September 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$6,465	$9,484
Accounts receivable, net of allowances of $1,185 and $1,642	199,219	207,985
Inventories, net	65,563	79,456
Prepaid expenses and other current assets	13,848	9,681
Deferred income taxes	3,419	3,937
Total current assets	288,514	310,543
Property and equipment, net	45,924	44,745
Deferred income taxes	264	247
Goodwill	25,510	25,510
Intangible assets, net	7,645	9,840
Other assets	2,087	2,387
Total assets	$369,944	$393,272

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$117,349	$122,523
Accrued expenses and other current liabilities	27,754	31,797
Deferred revenue	25,568	18,079
Line of credit	60,809	91,852
Notes payable — current	883	1,015
Total current liabilities	232,363	265,266
Notes payable and other long-term liabilities	16,645	11,574
Deferred income taxes	5,671	5,606
Total liabilities	254,679	282,446
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 14,494,051 and 14,368,888 shares issued; and 12,042,367 and 11,995,704 shares outstanding, respectively	14	14
Additional paid-in capital	109,861	108,061
Treasury stock, at cost: 2,451,684 and 2,373,184 shares, respectively	(10,198)	(9,733)
Accumulated other comprehensive income	2,586	2,256
Retained earnings	13,002	10,228
Total stockholders’ equity	115,265	110,826
Total liabilities and stockholders’ equity	$369,944	$393,272

PC MALL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended September 30,
	2012	2011
Cash Flows From Operating Activities
Net income	$2,774	$3,525
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,418	7,205
Provision for deferred income taxes	2,514	2,157
Net tax benefit related to stock option exercises	92	1
Excess tax benefit related to stock option exercises	(141)	(658)
Non-cash stock-based compensation	1,502	1,649
Decrease in earnout liability	(107)	(800)
Gain on sale of fixed assets	—	(15)
Change in operating assets and liabilities:
Accounts receivable	6,873	(3,088)
Inventories	13,893	5,542
Prepaid expenses and other current assets	(3,792)	(2,685)
Other assets	207	22
Accounts payable	(1,115)	(15,986)
Accrued expenses and other current liabilities	(5,026)	(1,740)
Deferred revenue	7,489	5,365
Total adjustments	31,807	(3,031)
Net cash provided by operating activities	34,581	494
Cash Flows From Investing Activities
Purchase of El Segundo building	—	(9,565)
Purchases of property and equipment	(6,765)	(12,296)
Acquisition of eCost	—	(2,284)
Proceeds from sale of fixed assets	—	23
Net cash used in investing activities	(6,765)	(24,122)
Cash Flows From Financing Activities
Net (payments) borrowings under line of credit	(31,043)	12,016
Capital lease proceeds	4,356	—
Borrowings under notes payable	2,859	7,198
Payments under notes payable	(813)	(565)
Change in book overdraft	(4,410)	3,322
Payment of earnout liability	—	(1,121)
Payments of obligations under capital lease	(1,666)	(870)
Proceeds from stock issued under stock option plans	206	715
Payment for deferred financing costs	—	(25)
Excess tax benefit related to stock option exercises	141	658
Common shares repurchased and held in treasury	(420)	(2,260)
Net cash (used in) provided by financing activities	(30,790)	19,068
Effect of foreign currency on cash flow	(45)	58
Net change in cash and cash equivalents	(3,019)	(4,502)
Cash and cash equivalents at beginning of the period	9,484	10,711
Cash and cash equivalents at end of the period	$6,465	$6,209
Supplemental Cash Flow Information
Interest paid	$2,459	$2,054
Income taxes paid	1,404	3,938
Supplemental Non-Cash Investing and Financing Activities
Purchase of infrastructure system	$858	$2,552
Deferred financing costs	—	346